Execution Copy

Pacer Health Corporation
7759 Northwest 146th Street
Miami Lakes, FL 33016

March 7, 2008

Saint Joseph’s at East Georgia, Inc.

5665 Peachtree Dunwoody Road, NE

Atlanta, GA  30342
Attention:  Kirk Wilson, President and CEO

Dear Sir:

Reference is made to that certain Asset Purchase Agreement (the "Agreement"), dated as of March 7, 2008, by and between Saint Joseph’s at East Georgia, Inc., a Georgia non-profit corporation ("Purchaser"), and Pacer Health Management Corporation of Georgia, a Georgia corporation (“Seller”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

Subject to the limitations set forth below, Pacer Health Corporation, a Florida corporation  and owner of one hundred percent (100%) of the capital stock of Pacer Holdings of Georgia, Inc. (“Holdings”) which is the owner of one hundred percent (100%) of the capital stock of Seller ("Parent"), hereby irrevocably guarantees the payment by Seller to Purchaser, its Affiliates and their respective successors, assigns, directors, officers, employees, agents and other representatives (the “Purchaser Indemnified Parties”) of any indemnification payment required to be made by Seller pursuant to the terms of, and subject to the conditions set forth in, Article 11 of the Agreement.

This is a guaranty of the payment and indemnification obligations of Seller under Article 11 of the Agreement as set forth herein and not for the specific performance of any other covenants of Seller or any other Person.  Except for Parent's obligations under this letter, neither Parent nor any of its Affiliates (other than Seller) or any of their respective partners, stockholders, members, directors, managers, officers, employees or agents  (collectively, the “Parent Persons”) shall have any liability for any debts, obligations or liabilities of Seller or any other Person by virtue of this letter, and, except for Parent's obligations under this letter, none of such Parent Persons shall have any liability or obligation of any kind to Purchaser, any of its Affiliates, or any other Person (in all cases, whether directly or indirectly and whether arising under contract, by operation of law or otherwise), in connection with the Agreement or any of the transactions or agreements contemplated thereby.   This letter shall automatically terminate and cease to have any further force or effect immediately upon the close of business on the date that is two (2) years  after the Closing Date with respect to all obligations set forth in this letter except with respect to claims made by Purchaser for Damages arising out of or related to the Seller Cost Reports (“Cost Report Damages”), provided, however, that with respect to Cost Report Damages, this letter shall automatically terminate and cease to have any further force or effect thirty (30) calendar days following the expiration of all applicable statutes of limitations or regulatory reopening periods for assertions by third parties (including, without limitation, any Third Party Payor or any Governmental Entity) of claims regarding the Seller Cost Reports; provided, further, that such survival period of the obligations set forth in this letter shall be extended with respect to any unresolved claims until final resolution thereof.  Following such termination, none of the Parent Persons (other than Seller, in accordance with the terms of the Agreement) shall have any liability to Purchaser, any of its Affiliates, or any other Person (in all cases, whether directly or indirectly and whether arising under contract, by operation of law or otherwise), in connection with the Agreement or any of the transactions or agreements contemplated thereby.

Subject to the terms of this letter, the obligations of Parent under this letter are independent of the obligations of Seller and a separate action or actions may be brought against Parent, whether action is brought against Seller or whether Seller is joined in any such action or actions; provided, however, as a condition precedent to the commencement of any action against Parent, Purchaser shall first comply with all procedures specified in Article 11 of the Agreement with respect to actions to be taken against Seller.  Parent hereby waives all presentments, demands for performance, notices of nonperformance, notices of protest, notices of dishonor and notices of acceptance of the guaranty set forth in this letter.

Notwithstanding any provision to the contrary contained herein or in any other agreement, in no event will Parent's liability pursuant to this letter with respect to Article 11 of the Agreement exceed the limitations set forth in Section 11.4 of the Agreement, and any liability of Parent hereunder shall be reduced by the amount of aggregate payments made by Seller to the Purchaser Indemnified Parties pursuant to Article 11 of the Agreement.

Each party hereto shall bear its own fees and expenses incurred in connection with any action brought to enforce the terms and provisions of this letter, including, without limitation, reasonable fees, expenses and costs incurred at the trial court, all appellate courts and during negotiations (collectively, the "Enforcement Costs"); for clarity, the Enforcement Costs of Purchaser shall only include such fees, costs and expenses of the Purchaser Indemnified Parties in enforcing this letter and shall not include any such fees, costs and/or expenses of any Purchaser Indemnified Party incurred in connection with enforcing or seeking to enforce any of their respective rights under Article 11 of the Agreement.

Parent hereby represents and warrants to Purchaser that (A) this letter agreement has been duly authorized, executed and delivered for Parent and constitutes the valid and binding agreement and obligation of Parent enforceable in accordance with its terms; (B) the execution, delivery and performance of this letter agreement by Parent do not conflict with or result in a default under any agreement, contract or instrument binding upon Parent, including its articles of incorporation or bylaws; and (C) Parent is the sole owner of one hundred percent (100%) of the capital stock of Holdings, which is the sole owner of one hundred (100%) of the capital stock of Seller.

This letter shall not be assigned or delegated by Parent in whole or in part and any assignment without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or such assignment or delegation of this letter by Parent shall be null and void and of no force and effect.  The parties hereto agree that Purchaser may elect to withhold its consent to Parent assigning or delegating its obligations under this letter if the intended assignee or delegate does not have a tangible net worth at least equal to that of Purchaser, and Parent agrees that it shall provide Purchaser with any documents reasonably requested by Purchaser in order to determine whether such condition has been satisfied.  This letter shall be binding upon and shall inure to the benefit of Parent and Purchaser and each of their permissible and respective successors and assigns.

No modification, limitation or discharge of the obligations herein guaranteed, arising out of or by virtue of any bankruptcy, reorganization or similar proceedings for relief of debtors under federal or state law, or any other voluntary or involuntary dissolution, liquidation, or winding up of the affairs of Seller, will in any way affect, modify, limit or discharge the liability of Parent under this letter.

This letter is solely for the benefit of the Purchaser Indemnified Parties and is not intended to confer any benefits on, or create any rights in favor of, any other persons or entities.  If any provision of this letter is held invalid or unenforceable, the remainder of this letter shall not be affected thereby, the provisions of this letter being severable in any such instance.  This letter may only be amended, waived, modified, discharged or otherwise changed by a written instrument signed by Parent and Purchaser.  No delay or forbearance by Purchaser in exercising any right under the Agreement or under this letter, and no express or implied waiver by Purchaser of any default under the Agreement or under this letter, shall constitute a waiver of any subsequent default under the Agreement or under this letter.  Notwithstanding the place where this letter may be executed, this letter shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Georgia.  Purchaser hereby irrevocably submits generally and unconditionally to the exclusive jurisdiction of any state court in the State of Georgia, or any United States federal court, sitting in the State of Georgia, over any suit, action or proceeding arising out of or relating to this letter agreement.  Parent hereby irrevocably waives, to the fullest extent permitted by law, any objection that Parent may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum.  Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon Parent and may be enforced in any court in which Parent is subject to jurisdiction.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY DISPUTE OR CONTROVERSY HEREUNDER OR THE TRANSACTIONS THAT ARE THE SUBJECT HEREOF.

* * * * * * *

LEGAL02/30715765v2

Very Truly Yours,

PACER HEALTH CORPORATION

By:

Name:
Its:

Accepted and Agreed as of
the date first written above:

SAINT JOSEPH’S AT EAST GEORGIA, INC.

By:

Name:

Its:

[Signature Page to Pacer Health Corporation Guaranty]